Exhibit 4.1

AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT (this “Amendment No. 1”) is made and entered into as of June 23, 2010, by and between Alloy, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not herein defined shall have the meanings ascribed thereto in the Stockholder Rights Agreement, dated as of April 14, 2003, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), Lexington Merger Sub Inc., a Delaware corporation (“Merger Subsidiary”), and the Company, pursuant to which, among other things, Merger Subsidiary will be merged with and into the Company, the separate corporate existence of Merger Subsidiary will cease, and the Company will continue as the surviving corporation (the “Merger”);

WHEREAS, the Company’s Board of Directors or an authorized committee thereof has approved the Merger Agreement;

WHEREAS, the Company’s Board of Directors or an authorized committee thereof has determined that, in connection with the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment No. 1; and

WHEREAS, (i) pursuant to Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights for so long as the Rights are then redeemable; (ii) pursuant to Section 23 of the Rights Agreement, the Rights are redeemable, by action of the Board of Directors, at any time prior to a Section 11(a)(ii) Event; (iii) no Section 11(a)(ii) Event has occurred and therefore the Rights are redeemable; (iv) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment No. 1 are in compliance with Section 27 of the Rights Agreement; and (v) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment No. 1 immediately prior to the execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Rights Agreement.

a.	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following sentence at the end of Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, none of Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), Lexington Merger Sub Inc., a Delaware corporation (“Merger Subsidiary”), or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of, or as a result of: (A) the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger, dated as of June 23, 2010, by and among Parent, Merger Subsidiary and the Company (as it may be amended from time to time, the “Merger Agreement”), (B) the consummation of the Merger (as defined in the Merger Agreement), (C) the public announcement of any of the foregoing, or (D) any combination of the foregoing (such actions described in this sentence, the “Permitted Events”).”

b.	The definition of “Beneficial Owner” in Section 1(e) of the Rights Agreement is amended by inserting the following subclause (iv) at the end of Section 1(e):

“(iv) Notwithstanding anything in this Section 1(e) to the contrary, none of Parent, Merger Subsidiary or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed a Beneficial Owner of, or to beneficially own, any securities solely by virtue of, or as a result of, any Permitted Event.”

c.	The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

d.	Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement solely by virtue of, or as a result of, any Permitted Event.”

e.	Section 7(a) of the Rights Agreement is modified, amended and restated as follows:

“Except as otherwise provided herein, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof and the certificate contained therein completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), but only if the Effective Time shall occur, (ii) the Final Expiration Date, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”). Except for those provisions herein which expressly survive the termination of this Rights Agreement, this Rights Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

f.	Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, and the provisions of this Section 11(a)(ii) and rights hereunder shall not be deemed to be triggered solely by virtue of, or as a result of, any Permitted Event.”

g.	Section 13(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, and the provisions of this Section 13(a) and rights hereunder shall not be deemed to be triggered solely by virtue of, or as a result of, any Permitted Event.

h.	Section 13(b) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, none of Parent, Merger Subsidiary or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed a Principal Party solely by virtue of, or as a result of, any Permitted Event.”

i.	A new Section 35 is added to read in its entirety as follows:

“Section 35. TERMINATION. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (i) this Agreement shall be terminated and be without further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement.”

2. Severability. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment No. 1.

4. Effectiveness. In accordance with Section 27 of the Rights Agreement, since there is no supplement or amendment of Sections 18, 19, 20 or 21 of the Rights Agreement, this Amendment No. 1 shall be effective upon execution by the Company as of the date first written above, whether or not executed by the Rights Agent, and shall be in full force and effect prior to the execution of the Merger Agreement. To the extent that the terms and provisions of the Rights Agreement do not conflict with the terms and provisions of this Amendment No. 1, then such terms and provisions shall remain in full force and legal effect. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment No. 1, the terms and provisions of this Amendment No. 1 shall govern for purposes of the subject matter of this Amendment No. 1 only. If for any reason the Merger Agreement is terminated, then the Company shall promptly notify the Rights Agent of such termination.

5. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

ALLOY, INC.

By:	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Secretary

AMERICAN STOCK TRANSFER AND TRUST COMPANY

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